Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Vivint Smart Home, Inc. for the registration of 38,222,808 shares of its Class A common stock and to the incorporation by reference therein of our report dated September 24, 2019, with respect to the consolidated financial statements of Vivint Smart Home, Inc. and Subsidiaries included in Post-Effective Amendment No. 2 to the Registration Statement (Form S-4 No. 333-233911) and related Proxy Statement of Vivint Smart Home, Inc. (formerly Mosaic Acquisition Corp.) dated December 26, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

February 7, 2020